Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of lululemon athletica inc. of our report dated March 17, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, which appears in lululemon athletica inc.’s Annual Report on Form 10-K for the 52-week year ended February 1, 2026.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada

July 7, 2026
PricewaterhouseCoopers LLP
250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7
T: +1 604 806 7000, F: +1 604 806 7806, Fax to mail: ca_vancouver_main_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.